Exhibit 3.2

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned, President of Energy Telecom Reincorporation Sub., Inc. a Nevada corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board”) by unanimous written consent on May 27, 2015:

WHEREAS, the Board is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation to provide by resolution or resolutions for the issuance of Five Million (5,000,000) shares of Preferred Stock, par value $0.0001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Board shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series.

        NOW, THEREFORE, BE IT:

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Company’s Articles of Incorporation, the Board hereby authorizes the designation of 54 shares of a new series of preferred stock entitled Series A Convertible Preferred Stock (the “Series A Preferred Shares”) with which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

(1)           Stated Value.  The stated value per share of the Series A Preferred Shares shall be $100 (the "Stated Value"), and the par value per share shall be $0.0001.

(2)           Conversion of Series A Preferred Shares.  A holder of Series A Preferred Shares (collectively, the "Holders" and each a "Holder") shall have the right, at such Holder's option, to convert the Series A Preferred Shares into shares of the Company's common stock, par value $0.0001 per share (the "Common Stock", and as converted, the "Conversion Shares"), on the following terms and conditions:

(a)           Conversion Right.  Subject to the terms and conditions contained herein, each Series A Preferred Share shall be convertible at the option of the Holder thereof, at any time or from time to time on or after the initial date of issuance of the Series A Preferred Shares (the "Initial Issuance Date") into fully paid, validly issued and nonassessable shares (rounded to the nearest whole share in accordance with Section 2(f) below) of Common Stock, at the Conversion Rate (as defined below).

The Company shall not affect the conversion of Series A Preferred Shares, and the Holder shall not have the right to convert Series A Preferred Shares, to the extent that after giving effect to such conversion, the Holder (together with such Holder’s affiliates) would beneficially own in excess of 4.99% of the shares of Common Stock outstanding immediately after giving effect to such exercise (the "Blocker Provision").  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of Series A Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of Series A Preferred Shares beneficially owned by such Holder and its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  To the extent that the limitation contained in this Section 2(a) applies, the determination of whether the Series A Preferred Shares are convertible (in relation to other securities owned by the Holder together with any affiliate) and of which number Series A Preferred Shares are convertible shall be in the sole discretion of the Holder, and the submission of a Conversion Notice shall be deemed to be the Holder’s determination of whether such Series A Preferred Shares are convertible (in relation to other securities owned by the Holder together with any affiliate) and of which portion of such Series A Preferred Shares are convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of the determination.  For purposes hereof, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) business day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including Series A Preferred Shares, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The restriction described in this Section 2(a) may be waived, in whole or in part, upon sixty-one (61) days prior notice from the Holder to the Company to increase such percentage up to 9.99%, but not in excess of 9.99% unless the Holder otherwise provides in such notice to the Company.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(a) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(b)           Conversion Rate.  The number of shares of Common Stock issuable upon conversion of each of the Series A Preferred Shares pursuant to Section (2)(a)(i) shall be determined  by dividing the Stated Value by the Conversion Price.

(c)           For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i)           "Additional Shares of Common Stock" shall mean, all shares (including treasury shares) of Common Stock issued or sold (or, pursuant to Section (2)(d)(ii) or (2)(d)(iv), deemed to be issued) by the Company after the Initial Issuance Date, whether or not subsequently reacquired or retired by the Company, other than (a) the Conversion Shares, (b) such number of additional shares of Common Stock as may become issuable by conversion of the Series A Preferred Shares by reason of adjustments required pursuant to the anti-dilution provisions applicable to such Series A Preferred Shares as in effect on the date hereof, (c) shares of Common Stock issued pursuant to Approved Stock Plans (as defined below); or (d) shares of Common Stock issued pursuant to any contract or right to purchase such shares that is in existence as of May 27, 2015 (the "Existing Options");

(ii)           "Approved Stock Plan" means any contract, plan or agreement which has been or shall be approved by the Board of Directors of the Company (the "Board"), pursuant to which the Company's securities may be issued to any employee, officer, director, consultant or other service provider of the Company in an aggregate amount that does not exceed 110% of the number of securities issuable as of May 27, 2015 pursuant to any then existing Approved Stock Plan;

(iii)           "Conversion Price" means $0.3468, subject to adjustment as provided herein;

(iv)           "Convertible Securities" means any evidences of indebtedness, shares of stock or other securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock;

(v)           "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities; and

(vi)           "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(d)           Adjustment to Conversion Price, Dilution and Other Events. In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section 2(d).  Any such adjustments to the Conversion Price will be applicable to Series A Preferred Shares not yet converted or redeemed.

(i)           Dividends and Distributions.  If the Company shall declare or pay to the holders of the Common Stock a dividend or other distribution payable in shares of Common Stock or any other security convertible into or exchangeable for shares of Common Stock, each Holder shall be entitled to receive the number of shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock, as applicable, which such Holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution as if the Series A Preferred Shares then held by such Holder had been converted at the Conversion Price in effect immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution.  Such dividend or distribution shall be made without regard to the Blocker Provision.

(ii)           Stock Splits and Combinations.  If the Company shall subdivide (by means of any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine (by means of any combination, reverse stock split or otherwise) the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of shares of Common Stock any shares of the Company, the Conversion Price and the Adjusting Closing Bid Prices, each in effect immediately prior thereto, shall be adjusted so that each Holder shall receive the number of shares of Common Stock which such Holder would have owned or been entitled to receive after the happening of any and each of the events described above if such Holder had converted the Series A Preferred Shares held by such Holder immediately prior to the happening of each such event on the day upon which such subdivision or combination, as the case may be, becomes effective.

(iii)           Organic Changes.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets (in one or a series of related transactions) to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change".  In case the Company shall effect an Organic Change, then the Holder shall be given a written notice from the Company informing such Holder of the terms of such Organic Change and of the record date thereof for any distribution pursuant thereto, at least ten (10) days in advance of such record date, and  each Holder shall have the right thereafter to receive, upon conversion of the Series A Preferred Shares, the number of shares of stock or other securities, property or assets of the Company, or of its successor or transferee or any affiliate thereof, or cash receivable upon or as a result of such Organic Change that would have been received by a holder of the number of shares of Common Stock equal to the number of shares each Holder would have received had such Holder converted its Series A Preferred Shares prior to such event at the Conversion Price in effect immediately prior to such event.  In any such case, the Company will make appropriate provision (in form and substance reasonably satisfactory to the Holders of a majority of the Series A Preferred Shares then outstanding) to insure that the provisions of this Section 2(d)(iii) will thereafter be applicable to the Series A Preferred Shares (including, in the case of any such Organic Change in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such Organic Change, if the value so reflected is less than the Conversion Price in effect immediately prior to such Organic Change).  The Company will not effect any such Organic Change unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such Organic Change assumes, by written instrument (in form and substance reasonably satisfactory to the Holders of a majority of the Series A Preferred Shares then outstanding), the obligation to deliver to each Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to acquire or receive.

(iv)           Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for any class of Common Stock change at any time or from time to time after the date hereof until the first anniversary of the date hereof shall issue, the Conversion Price at the time of such change shall be readjusted, effective on and after the date of such change, to the Conversion Price which would have been in effect on the date of such change had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(v)           Issuance of Convertible Securities and Additional Shares of Common Stock.  If the Company at any time or from time to time after the date hereof until the first anniversary of the date hereof shall issue, shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 2(d)(ii) or (iv)) or shall issue or sell any Options or Convertible Securities, without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale (such consideration referred to as the "Dilutive Triggering Price" and such event referred to as a "Dilutive Triggering Event"), then, subject to Section 2(d)(iv) and in each such case, the Conversion Price shall be reduced, concurrently with such issue or sale, to a price equal to the Dilutive Triggering Price, subject to further adjustment and readjustment from time to time as provided in this Section 2(d), and, as so adjusted or readjusted, shall remain in effect until a further adjustment or readjustment thereof is required by this Section 2(d).

(vii)           Other Dilutive Events.  In case any event shall occur as to which the provisions of this Section 2(d) are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the Holder in accordance with the essential intent and principles of this Section 2(d), then, in each such case, the Board of Directors of the Company shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to preserve, without dilution, the conversion rights represented by this Section 2.

(viii)           No Dilution or Impairment.  The Company shall not, by amendment of its articles of incorporation or through any Organic Change or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders against dilution or other impairment.  Without limiting the generality of the foregoing, the Company (A) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock, free from all taxes, liens, security interests, encumbrances, preemptive rights and charges on the conversion of the Series A Preferred Shares, (B) shall not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issuable after the action upon the conversion of the Series A Preferred Shares would exceed the total number of shares of Common Stock then authorized by the Company's articles of incorporation and available for the purpose of issue upon such exercise, (C) shall not permit the par value of any shares of stock receivable upon the conversion of the Series A Preferred Shares to exceed the amount payable therefor upon such exercise, and (D) shall not issue any capital stock of any class which, as to the Holders, is preferred as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding-up.

(ix)           Notices.  (A)  Immediately upon any adjustment pursuant hereto of the Conversion Price or the Adjusting Closing Bid Prices, the Company will give immediate written notice thereof to each Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

(B)           The Company will give written notice to each Holder at least ten (10) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, or (II) for determining rights to vote with respect to any Organic Change, dissolution or liquidation; provided, that in no event shall such notice be provided to such Holder prior to such information being made known to the public.

(C)           The Company will also give written notice to each Holder at least ten (10) days prior to the date on which any Organic Change, dissolution or liquidation will take place.

(x)           Successive Adjustments.  Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.  All calculations under this Section 2(d) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

(e)           Mechanics of Conversion.  Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 4 below:

(i)           Holder's Delivery Requirements.  To convert Series A Preferred Shares into full shares of Common Stock on any date (the "Conversion Date"), the Holder thereof shall (A) deliver by courier or transmit by facsimile, for receipt on or prior to 4:00 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), to the Company or its designated transfer agent (the "Transfer Agent"), and (B) if required by Section 2(e)(vi), surrender to a common carrier for delivery to the Company or the Transfer Agent as soon as practicable following such date, the original certificates representing the Series A Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") and the originally executed Conversion Notice.

(ii)           Company's Response.  Upon receipt by the Company of a copy of a Conversion Notice, the Company shall (A) as soon as practicable, but in no event later than within two (2) business days, send, via facsimile or e-mail, a confirmation of receipt of such Conversion Notice (the "Receipt Confirmation") to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (B) on or before three (3) business days following the date of receipt by the Company of such Conversion Notice, the Company or the Transfer Agent (as applicable) shall (1) if such shares shall not require any restrictive legend and the Transfer Agent is a participant in and the Common Stock is eligible for transfer pursuant to the Depository Trust Company’s Automated Securities Transfer Program, credit such number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with the Depository Trust Company through its Deposit Withdrawal Agent Commission system, or (2) if such shares shall require a restrictive legend, the Transfer Agent is not a participant in or the Common Stock is not eligible for transfer pursuant to the Depository Trust Company’s Automated Securities Transfer Program, or upon the Holder's request, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  If the number of Series A Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Series A Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three business days after receipt of the Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Series A Preferred Shares not converted.

(iii)           Dispute Resolution.  In the case of a dispute as to the determination of the Conversion Price, the Company shall promptly issue to the Holder the number of shares of Common Stock that is not disputed pursuant to the provision in this Section 2(e) and shall submit the disputed determinations or arithmetic calculations to the Holder via facsimile within two (2) business days of receipt of such Holder's Conversion Notice.  If such Holder and the Company are unable to agree upon the determination of the Conversion Price within two (2) business days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall submit the disputed determination of the Conversion Price to an independent, reputable accounting firm of national standing reasonable acceptable to the Company and such Holder of Series A Preferred Shares, within one (1) business day of both parties agreement of such accounting firm.  The Company shall cause such accounting firm to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) business days from the time it receives the disputed determinations or calculations.  Such accounting firm's determination shall be binding upon all parties absent manifest error.  If, as a result of such determination by the accounting firm, the Company is required to issue additional shares of Common Stock to a Holder, the Company or the Transfer Agent, as applicable, shall on the next business day following the date such determination is made, issue such shares of Common Stock in accordance with the options set forth in the last sentence of Section 2(e)(ii) above.  The reasonable fees and expenses of the accounting firm shall be borne by the party whose calculations are furthest from the accounting firm's determination.

(iv)           Record Holder.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Preferred Shares shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Conversion Date.

(v)           Company's Failure to Timely Convert or Timely File.  If the Company shall fail (other than as a result of the situations described in Section 4(a) with respect to which the Holder has elected, and the Company has satisfied its obligations under, one of the options set forth in subparagraphs (i) through (v) of Section 4(a)) or pursuant to the Blocker Provision) to issue to a Holder on a timely basis as described in this Section 2(e), a certificate for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Series A Preferred Shares, the Company shall pay damages to such Holder equal to the greater of (A) actual damages incurred by such Holder as a result of such Holder's needing to "buy in" shares of Common Stock to satisfy its securities delivery requirements ("Buy In Actual Damages") and (B) if the Company fails to deliver such certificates within five days after the last possible date which the Company could have issued such Common Stock to such Holder without violating this Section 2(e), on each date such conversion is not timely effected, in an amount equal to 1% of the product of (I) the number of shares of Common Stock not issued to the Holder on a timely basis and to which such Holder is entitled and (II) the Closing Price of the Common Stock on the last possible date which the Company could have issued such Common Stock to such Holder without violating this Section 2(e).

(vi)           Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion of the Series A Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Series A Preferred Shares to the Company unless the full number of Series A Preferred Shares represented by the certificate are being converted.  The Holder and the Company shall maintain records showing the number of Series A Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Series A Preferred Shares upon each such conversion.  In the event of any dispute or discrepancy, the Conversion Notices and the Receipt Confirmations shall be controlling and determinative (in the absence of manifest error) in establishing the number of Series A Preferred Shares to which the record holder is entitled.  Notwithstanding the foregoing, if Series A Preferred Shares represented by a certificate are converted as aforesaid, the Holder may not transfer the certificate representing the Series A Preferred Shares unless the holder first physically surrenders the certificate representing the Series A Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new certificate of like tenor, registered as the Holder may request, representing in the aggregate the remaining number of Series A Preferred Shares represented by such certificate.  The Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series A Preferred Shares, the number of Series A Preferred Shares represented by such certificate may be less than the number of Series A Preferred Shares stated on the face thereof.

(vii)  Delivery of Common Stock by Electronic Transfer.  In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (DWAC) system.

(f)           Fractional Shares.  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Series A Preferred Share by a Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock.  If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

(g)           Taxes.  The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series A Preferred Shares.

(3)           Redemption.

(a)           Voluntary Redemption Upon Triggering Event.  In addition to all other rights of the Holders of Series A Preferred Shares contained in this Certificate of Designations (including, without limitation, the provisions of Section 2) and without regard to the Blocker Provision, after a Triggering Event (as defined in Section 3(b) below), each Holder of Series A Preferred Shares shall have the right in accordance with Section 3(c), at such Holder's option, to require the Company to redeem all or a portion of such Holder's Series A Preferred Shares at a price per Series A Preferred Share equal to the greater of (x) the product of (A) the aggregate number of shares of Common Stock for which such Holder would be entitled to receive if the Series A Preferred Shares that it holds would be converted as of the date immediately preceding such Triggering Event on which the exchange or market on which the Common Stock is traded is open, multiplied by (B)  the Average Market Price of the Common Stock on such date and (y) the product of (A) the Stated Value, multiplied by (B) (i) 125% in the event of a Delisting Delinquency (as defined below) or an Anticipatory Breach (as defined below), (ii) 250% in the event of a Reporting Delinquency (as defined below) that occurs on or before the first anniversary of Holder acquiring any Series A Preferred Shares, or (iii) 200% in the event of a Reporting Delinquency that occurs after the first anniversary of Holder acquiring any Series A Preferred Shares and (C) 7328% (the "Triggering Event Redemption Price").  The provisions of this Section 3(a) shall not be deemed to restrict the ability of a Holder to convert the Series A Preferred Shares pursuant to the provisions of Section 2 at any time and from time to time before such Holder receives the Triggering Event Redemption Price.

(b)           "Triggering Event".  A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

(i)           the failure of the Common Stock or the Conversion Shares to be quoted on the OTC-QB or OTC-PK for a period of 10 days during any period of 12 months (a "Delisting Delinquency");

(ii)           the failure of the Company to timely file an Annual Report on Form 10-K, an Quarterly Report on Form 10-Q or a Current Report on Form 8-K in the time periods that are required of a company with securities registered under Section 12 of the Securities Exchange Act of 1934 (a “Reporting Delinquency”), as amended; or

(iii)           the Holder becomes aware, either by notice from the Company, including by way of public announcement, or otherwise, at any time, of the Company's intention not to comply with proper requests for conversion of any Series A Preferred Shares, including due to any of the reasons set forth in Section 4(a) below, except in any case in which the basis for such intention by the Company is a bona fide dispute as to the right of such Holder to such conversion (an "Anticipatory Breach").

 (c)           Mechanics of Redemption Upon Triggering Event.  Within one business day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier to each Holder (each a "Notice of Triggering Event").  At any time after receipt of a Notice of Triggering Event, but only for so long as the facts giving rise to the Triggering Event continue to exist, any Holder may require the Company to redeem all or any portion of its Series A Preferred Shares by delivering written notice thereof via facsimile or overnight courier (each a "Notice of Voluntary Redemption Upon Triggering Event") to the Company, which Notice of Voluntary Redemption Upon Triggering Event shall indicate (A) the number of Series A Preferred Shares that such Holder is requesting redemption for and (B) the Triggering Event Redemption Price as calculated pursuant to Section 3(a) above.

(d)           Payment of Redemption Price Upon Triggering Event.  Upon the Company's receipt of a Notice of Voluntary Redemption Upon Triggering Event from any Holder, the Company shall immediately notify such Holder by facsimile of the mechanics of the delivery of each Holder's Preferred Stock Certificate and, if applicable, the Company's receipt of such requisite notice necessary to effect a redemption and such Holder of Series A Preferred Shares shall thereafter promptly send such Holder's Preferred Stock Certificates to be redeemed to the Company or its Transfer Agent (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction).  The Company shall deliver the Redemption Price to such Holder within ten (10) days after the Company's receipt of the requisite notice required to affect a redemption; provided, that a Holder's Preferred Stock Certificates shall have been so delivered to the Company or its Transfer Agent (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction); provided further that if the Company is unable to redeem all of the Series A Preferred Shares, the Company shall redeem an amount from each Holder of Series A Preferred Shares equal to such Holder's pro rata amount (based on the number of Series A Preferred Shares held by such Holder relative to the number of Series A Preferred Shares outstanding) of all Series A Preferred Shares being redeemed.  If the Company shall fail to redeem all of the Series A Preferred Shares submitted for redemption (other than pursuant to a dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy such Holder of Series A Preferred Shares may have under this Certificate of Designations, the Redemption Price payable in respect of such unredeemed Series A Preferred Shares shall bear interest at the rate of 1.25% per month (prorated for partial months) until paid in full or receipt of the Void Redemption Notice (as defined below).  Until the Company pays such unpaid Redemption Price in full to each Holder, Holders of the Series A Preferred Shares then outstanding, including shares of Series A Preferred Shares submitted for redemption pursuant to this Section 3 and for which the Redemption Price  has not been paid, shall have the option (the "Void Redemption Option") to, in lieu of redemption, require the Company to promptly return to each Holder all of the Series A Preferred Shares that were submitted for redemption by such Holder under this Section 3 and for which the Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile or by courier (the "Void Redemption Notice").  Upon the Company's receipt of such Void Redemption Notice and prior to payment of the full Redemption Price to each Holder, (i) the Notice of Voluntary Redemption Upon Triggering Event shall be null and void with respect to those Series A Preferred Shares submitted for redemption and for which the Redemption Price has not been paid, and (ii) the Company shall immediately return any Series A Preferred Shares submitted to the Company by each such Holder for redemption under this Section 3(e) and for which the Redemption Price has not been paid.  Notwithstanding the foregoing, in the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to the provisions set forth in Section 2(e)(iii) above.

(e)           Reserved.

    (4)           Inability to Fully Convert.

(a)           Holder's Option if Company Cannot Fully Convert.  If, upon the Company's receipt of a Conversion Notice, the Company cannot issue shares of Common Stock for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, or (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities, including without limitation the OTC-BB or Pink Sheets, from issuing all of the Common Stock which is to be issued to a Holder pursuant to a Conversion Notice, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such Holder's Conversion Notice and pursuant to Section 2(e) above and, with respect to the unconverted Series A Preferred Shares, the Holder, solely at such Holder's option, can elect to (unless the Company issues and delivers the Common Stock underlying the unconverted Series A Preferred Shares prior to the Holder's election hereunder, in which case such Holder shall only be entitled to receive Buy In Actual Damages under Section 2(e)(v)):

(i)           require the Company to redeem from such Holder those Series A Preferred Shares for which the Company is unable to issue Common Stock in accordance with such Holder's Conversion Notice ("Default Redemption") at a price per Series A Preferred Share equal to the Triggering Event Redemption Price as of such Conversion Date ("Default Redemption Price");

(ii)           void its Conversion Notice and retain or have retained, as the case may be, the nonconverted Series A Preferred Shares that were to be converted pursuant to such Holder's Conversion Notice; or

(iii)           if the Company's inability to fully convert Series A Preferred Shares is pursuant to the rules and regulations described in Section 4(a)(y) above, require the Company to issue shares of Common Stock in accordance with such Holder's Conversion Notice and pursuant to Section 2(e) above at a Conversion Price equal to the Average Market Price of the Common Stock on the date preceding such Holder's Notice in Response to Inability to Convert (as defined below).

(b)           Mechanics of Fulfilling Holder's Election.  The Company shall, within one (1) business day, send via facsimile to a Holder of Series A Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such Holder which cannot be fully satisfied as described in Section 4(a) above, a notice of the Company's inability to fully satisfy such Holder's Conversion Notice (the "Inability to Fully Convert Notice").  Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such Holder's Conversion Notice, (ii) the number of Series A Preferred Shares which cannot be converted and (iii) the Default Redemption Price.  Such Holder must within five (5) business days of receipt of such Inability to Fully Convert Notice deliver written notice via facsimile to the Company ("Notice in Response to Inability to Convert") of its election pursuant to Section 4(a) above.

(c)           Payment of Default Redemption Price.  If such Holder shall elect to have its shares redeemed pursuant to Section 4(a)(i) above, the Company shall pay the Default Redemption Price in cash to such Holder within ten (10) days of the Company's receipt of the Holder's Notice in Response to Inability to Convert.  If the Company shall fail to pay the Default Redemption Price to such Holder on a timely basis as described in this Section 4(c) (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Default Redemption Price), in addition to any remedy such Holder of Series A Preferred Shares may have under this Certificate of Designations such unpaid amount shall bear interest at the rate of 1.25% per month (prorated for partial months) until paid in full or receipt of a Void Redemption Notice.  Until the full Default Redemption Price is paid in full to such Holder, such Holder may void the Default Redemption with respect to those Series A Preferred Shares for which the full Default Redemption Price has not been paid and receive back such Series A Preferred Shares by providing the Company with a Void Redemption Notice.  Notwithstanding the foregoing, if the Company fails to pay the Default Redemption Price within such ten (10) day time period due to a dispute as to the determination of the arithmetic calculation of the Default Redemption Price, such dispute shall be resolved pursuant to Section 2(e)(iii) above.

(d)           Pro-rata Conversion and Redemption.  In the event the Company receives a Conversion Notice from more than one Holder on the same day and the Company can convert and redeem some, but not all, of the Series A Preferred Shares pursuant to this Section 4, the Company shall convert and redeem from each Holder electing to have Series A Preferred Shares converted and redeemed at such time an amount equal to such Holder's pro rata amount (based on the number of Series A Preferred Shares held by such Holder relative to the number of Series A Preferred Shares outstanding) of all Series A Preferred Shares being converted and redeemed at such time.

(5)           Reissuance of Certificates.  In the event of a conversion or redemption pursuant to this Certificate of Designations of less than all of the Series A Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly, after receipt of the original Preferred Stock Certificate, cause to be issued and delivered to the Holder of such Series A Preferred Shares a preferred stock certificate representing the remaining Series A Preferred Shares which have not been so converted or redeemed.

(6)           Reservation of  Shares.  The Company shall, so long as any of the Series A Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Shares then outstanding.

(7)           Liquidation Preference.

(a)           Upon the occurrence of a Change in Control or any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (in each case, a “Liquidation Event”), each Holder of Series A Preferred Shares shall have the right, at such Holder's option, to either require the Company to (i) redeem all or a portion of such Holder's Series A Preferred Shares at a price per Series A Preferred Share equal to the product of (A) the Stated Value, multiplied by (B) 7328% multiplied by (C) 200% (a “Liquidation Payout”), or (ii) receive such amount of the assets to be distributed to the Company’s common stock holders upon the Liquidation Event as if such Holder converted such Holder's Series A Preferred Shares as of the date immediately preceding such Liquidation Event. For purposes of this Certificate of Designations, a “Change in Control” means (x) a merger, consolidation, share exchange or other transaction involving the Company or any of its subsidiaries or the stockholders of the Company, except for mergers whose sole purpose is to change the name of the Company or change the state of domicile of the Company; (y) the sale or transfer of a number of shares of voting capital stock of the Company or any securities convertible into or exchangeable for voting capital stock in any one (1) year period that, pursuant to either (x) or (y), results in one person or entity or an affiliated group of persons or entities, other than the stockholders of the Company immediately preceding the consummation of such transaction(s) either (i) owning in excess of fifty percent (50%) of the total voting capital stock of the Company taking into account issued and outstanding shares of such stock and any other shares of such capital stock that would be issued and outstanding assuming conversion or exchange of any and all other securities of the Company so convertible or exchangeable or (ii) being able to elect a majority of the Board of Directors; or (z) the sale, lease, abandonment, transfer or other disposition by the Company or any of its subsidiaries of all or substantially all the assets of the Company and its subsidiaries taken as a whole, excluding the grant of a security interest by the Company in all or substantially all of its assets pursuant to a bona fide financing arrangement approved by the Board of Directors.  Only for purposes of (y) hereof, (i) transfers due to the death of a stockholder or (ii) transfers to a member of a stockholder’s immediate family, family limited partnership, family limited liability company or a trust of which the beneficiary is such immediate family member shall not be considered as transfers.

(b)            If any Holder of the Series A Preferred Stock makes an election to receive the Liquidation Payment, then the Holders of the Series A Preferred Stock then outstanding shall be entitled to receive and to be paid out of the assets or surplus funds of the Company available for distribution to its stockholders, prior to and in preference to any payments to be made to the holders of any common stock.

(c)           If the assets of the Company are insufficient to pay the Liquidation Payout, the assets of the Corporation will be distributed among the holders of Series A Preferred Stock on a pro rata basis according to the amounts each holder was entitled to receive under Section 7(a) herein.

(d)           The Corporation will mail written notice of such Liquidation Event, not less than ten (10) days prior to the payment date stated herein, to each Holder of Series A Preferred Stock.  The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not for the purpose of this Section 7 be regarded as a Liquidation Event of the Company.

 (8)           Preferred Rank.  All shares of Common Stock of the Company, shall be of junior rank to all Series A Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company.  All other shares of preferred stock shall be of junior rank to all Series A Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company.  As long as the Series A Preferred Shares initially issued remain outstanding, then, without the prior express written consent of all holders of the then outstanding Series A Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior rank or rank pari passu to the Series A Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company.  Without the prior express written consent of holders of at least two-thirds (2/3) of the then outstanding Series A Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Articles of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Florida Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Series A Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock.  In the event of the merger, consolidation or reorganization of the Company with or into another corporation, the Series A Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

(9)           Restriction on Redemption and Cash Dividends with respect to Other Capital Stock.  Until all of the Series A Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, declare or pay any cash dividend or distribution on its Common Stock without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares except for the payment of cash for fractional shares in the event of a stock dividend, stock split, reverse stock split or similar transaction.

(10)           Voting Rights.

    (a)           The Series A Preferred Shares shall not have the right to vote with the Common Stock on any matters that the holders of the Common Stock are entitled to vote.

(b)           The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than all of the then outstanding Series A Preferred Shares shall be required for any change to this Certificate of Designations or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Shares.

(11)           Lost or Stolen Certificates.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series A Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such Series A Preferred Shares into Common Stock.

IN WITNESS WHEREOF, Energy Telecom Reincorporation Sub., Inc. has caused this Certificate of Designations to be signed by its President, on this 27th day of May, 2015.

ENERGY TELECOM REINCORPORATION SUB., INC.

By: /s/ Mohit Bhansali
Name:  Mohit Bhansali
Its:  President

EXHIBIT I

ENERGY TELECOM REINCORPORATION SUB., INC.

CONVERSION NOTICE

Reference is made to the Certificate of the Designations, Preferences, Rights and Privileges of the Series A Preferred Shares pursuant to the Nevada Revised Statutes (the "Certificate of Designations").  In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, stated value $100 per share (the "Series A Preferred Shares"), of Energy Telecom Reincorporation Sub., Inc., a Nevada corporation (the "Company"), indicated below into shares of Common Stock, par value $0.0001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Series A Preferred Shares specified below as of the date specified below.

Date of Conversion:
Number of Series A Preferred Shares to be converted:
Stock certificate no(s). of Series A Preferred Shares to be converted:
Please confirm the following information:
Conversion Price or Reset Conversion Price:
Number of shares of Common Stock to be issued:

Please issue and deliver the Common Stock into which the Series A Preferred Shares are being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:
Title:

Dated: